Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. and F&M Bank Announces the

Appointment of Ian D. Boyce to its Board of Directors

ARCHBOLD, OHIO, December 19, 2023– F&M Bank (“F&M”), an Archbold, Ohio based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today announced the appointment of Ian D. Boyce to the Board of Directors of both the Company and the Bank. With the addition of Mr. Boyce, the Board of Directors will now have 13 total members.

Mr. Boyce is a founding member and managing partner of Dickmeyer Boyce Financial Management, a fee-only financial planning and wealth management firm based in Fort Wayne, Indiana with an additional office in Milwaukee Wisconsin. Established in 2002, Dickmeyer Boyce provides asset management, comprehensive financial planning and retirement advisory services to individuals, families, businesses and foundations and has discretionary oversight of $300 million in assets under management.

“We are extremely pleased to welcome Ian to our Board,” commented Jack Johnson, Board Chairman. “Ian’s business experience, economic insight and community involvement will help inform F&M’s Board on small business and consumer matters, as well as business risk management activities. I look forward to working with Ian and his contributions as a member of our Board.”

Mr. Boyce received a Bachelor of Arts degree from the University of Vermont. He also received an honorary doctorate in humane letters from the University of Vermont in 2015. Mr. Boyce is also actively involved in numerous professional, civic, and charitable organizations within his community. He currently serves as a Director and Board Member on several Boards including the Parkview Hospital Regional Medical Center (Current Board Chair), Parkview Health System Board, The University of St. Francis, and the Questa Education Foundation. Past service includes board chair for the University of Vermont Board of Trustees and board member of the Fort Wayne Community Foundation.

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County and F&M has Loan Production Offices in West Bloomfield Michigan; Muncie Indiana; and Bryan, Ohio.

Safe harbor statement:

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.